EXHIBIT 99.1

Zumiez Inc. Reports June 2018 Sales Results

Net Sales Increased 6.0% to $76.5 Million
June 2018 Comparable Sales Increased 2.7%

LYNNWOOD, Wash., July 11, 2018 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ:ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the five-week period ended July 7, 2018 increased 6.0% to $76.5 million, compared to $72.2 million for the five-week period ended July 1, 2017.  The Company's comparable sales increased 2.7% for the five-week period ended July 7, 2018 compared to a comparable sales increase of 5.3% for the five-week period ended July 1, 2017.

To hear the Zumiez prerecorded June sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of July 7, 2018, we operated 702 stores, including 610 in the United States, 50 in Canada, 35 in Europe and 7 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200